EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Innovo Group Reports Results for Third Quarter and Nine Month Periods Ended August 30, 2003


LOS ANGELES, October 14, 2003 - Innovo Group Inc. (NASDAQ: INNO), a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets, announced today that in the third quarter of fiscal 2003 the Company achieved record quarterly net revenues of $21,906,000, or an increase of 116% compared to $10,148,000 the prior year period. Significantly higher operating expenses related to the development of its branded product lines, acquisition related amortization, as well as lower gross margins during the period, however resulted in a net loss for the quarter.

Gross profit of $3,893,000 in the quarter ended August 30, 2003 was up 20% from the $3,244,000 realized in the third quarter ended August 31, 2002. The net loss for the quarter was $2,312,000, or $0.14 per share on a fully diluted basis, compared with a net profit of $820,000, or $0.05 per share in the prior year quarter. Weighted average shares outstanding on a fully diluted basis were 17,076,000 in the third quarter of fiscal 2003, compared with 15,630,000 in the year earlier period.

For the nine months ended August 30, 2003, net revenues were $45,834,000, up 127% from the $20,219,000 in the comparable nine month period for last year. Gross profit for the first nine months of 2003 was $10,559,000, or a 66% increase compared with the comparable 2002 period. Net loss for the first nine months of 2003 amounted to $2,524,000, or $0.16 per share, compared with a profit in the same period of 2002 of $531,000, or $0.03 per share.

"As we reflect back on the third quarter's activities and results, we see numerous reasons to be encouraged and optimistic about the Company's current and future operations," commented Innovo Group CEO Jay Furrow. "During the period, we experienced record revenues, successfully completed and integrated the Blue Concepts acquisition and significantly increased the Company's financial strength through equity private placements."

Additionally, during the period, the Company entered into a distribution and licensing agreement for the Company's Joe's Jeans product line in Japan and was the seventh largest exhibitor at the Summer MAGIC Marketplace held in Las Vegas, where the Company successfully introduced the highly anticipated Fetish(R) by Eve apparel and accessory product line.

Furrow stated, "While we believe these developments and investments will generate strong returns in the future, the Company incurred a significant increase in expenses during the period as a result thereof."

"While the increase in expenses is clearly not desirable, a significant amount of the increase was necessary to facilitate the Company's organic and acquisition growth and to support the successful development and launch of its two main branded product lines, Shago(R) by Bow Wow and Fetish(R) by Eve," noted Furrow.

During the period, the Company acquired Azteca's Production International, Inc.'s Blue Concepts Division. The Blue Concepts Division, which had revenues of approximately $75 million during fiscal 2002, primarily sells five-pocket denim jeans. As part of the transaction, the Company acquired the rights to Blue Concepts' existing purchase orders as of the closing date. As a result of the transaction being accounted for using the purchase method of accounting, the Company incurred $445,000 of amortization expense associated with the existing purchase orders with the remaining $67,000 balance being amortized in the fourth quarter of fiscal 2003.

In late August, the Company was a major participant in the Summer MAGIC Marketplace. MAGIC is the world's largest and most widely recognized trade show for the fashion industry, hosting over 80,000 participants and occupying nearly 1 million square feet of exhibit space. Innovo Group was the seventh largest exhibitor at this event, and had personal appearances from both Eve and Bow Wow to support the Fetish(R) and Shago(R) brands, respectively. The Company hosted two celebrity filled events for buyers and retail and industry executives to meet Eve and Bow Wow, as well as cap off the successful debut of Fetish(R) and the second MAGIC showing for the Shago(R) brand. For more information on Innovo Group's exhibition at MAGIC visit www.innovogroup.com/magic.

Furrow commented, "the Company's exhibition at MAGIC has resulted in numerous tangible and intangible benefits. The Company obtained significant orders from retailers during MAGIC as well as increasing the brand equity and marketplace awareness of Shago(R), Fetish(R) and the Company."

Related to MAGIC, the Company incurred approximately $412,000 of expenses. While some of these expenses will be recurring on a bi-annual basis, the Company anticipates that they will be less in future periods.

The Company has established brand building as a key component of its business model going forward, with Shago(R) and Fetish(R) being examples of the Company's brand building efforts. At the end of the second quarter and during the fourth quarter of fiscal 2003, the Company began the initial delivery of its Shago(R) and Fetish(R) product lines, respectively.

The Company has vastly expanded both its domestic and international infrastructure to support the development, launching and marketing of these brands and the significant anticipated future revenues. As a result of this expansion, during the third quarter, the Company's general and administrative expenses associated with the launch of Fetish(R) and the continued development of Shago(R), totaled $967,000. With the Shago(R) brand maturing and Fetish(R) launching in the fourth quarter of fiscal 2003, the Company is currently experiencing growing demand for its Shago(R) products and very strong demand for its Fetish(R) products.

During the period, the Company's Joe's subsidiary entered into a distribution and licensing agreement with Itochu Corporation of Japan, granting Itochu certain distribution and licensing rights for the Joe's trademark and the distribution rights for Joe's products in Japan. As a part of the transaction, Itochu agreed to purchase a majority of the existing inventory of the Company's Japanese subsidiary, Joe's Jeans Japan, Inc. ("JJJ") for approximately $1 million, assume the management and operations of JJJ's showroom in Tokyo, and employ certain employees of JJJ. The Company is continuing to operate JJJ until all operations have ceased, including the fulfillment of existing purchase orders from customers and the collection of all outstanding accounts receivables. Upon the cessation of all operating activities, the Company intends to dissolve the JJJ subsidiary.

While the Company will continue to sell product in Japan through its licensing and distribution agreement with Itochu, the Company has continued to incur expenses associated with the continued operation of JJJ which the Company believes will materially cease during the fourth quarter of fiscal 2003. Additionally, the Company, during the third quarter of 2003, the Company reserved $143,000 for potential obsolescence of JJJ's remaining inventory.

The Company's gross margin decreased to 18% in the third quarter of fiscal 2003 compared to 32% in the third quarter of fiscal 2002. The decline was primarily attributable to a higher percentage of the Company's total revenue coming from the Company's private label accessory and apparel products and our craft products and an increase in domestic returns on Joe's Jeans' products.
Additionally, during the third quarter of fiscal 2003, the Company wrote down out of season inventory in the Innovo Azteca Apparel, Inc. division and second quality inventory held by JJJ for a total of $283,000. Furrow commented, "with the anticipated increase in branded sales from Shago(R), Fetish(R) and Joe's(R), and the expected reduction in Joe's returns, we believe that the Company's gross margin will return to more historical levels in future periods."

In conclusion, Furrow stated, "we believe the Company's likelihood for future growth and continued success has never been greater. The Company has made necessary investments and has requisite assets, in our opinion, to foster revenues in excess of $30 million in the fourth quarter of 2003 and a high level of sales and profitability in the year ahead."

                                     INNOVO GROUP INC AND SUBSIDIARIES
                                   CONSOLIDATED CONDENSED BALANCE SHEETS
                                    (in thousands except for share data)


                                                                    08/30/03        11/30/02
                                                                    --------        --------
                                                                   (unaudited)      (audited)
                               ASSETS
CURRENT ASSETS
       Cash and cash equivalents ...............................   $ 2,410          $   222

       Accounts receivable, and due from factor net of allowance
       for uncollectible accounts of $425 (2003) and $383 (2002)     2,818            2,737

       Inventories .............................................     6,937            5,710

       Prepaid expenses & other current assets .................     1,260              279
                                                                   -------          -------

TOTAL CURRENT ASSETS ...........................................    13,425            8,948
                                                                   -------          -------

PROPERTY, PLANT and EQUIPMENT, net .............................     1,761            1,419

GOODWILL .......................................................    14,501            4,271

INTANGIBLE ASSETS, NET .........................................    11,384              487

OTHER ASSETS ...................................................        19               18
                                                                   -------          -------

TOTAL ASSETS ...................................................   $41,090          $15,143
                                                                   =======          =======

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Accounts payable and  accrued expenses ..................  $  2,947         $  2,438

       Due to related parties ..................................     1,000            4,250

       Current maturities of long-term debt ....................       802              756
                                                                   -------          -------

 TOTAL CURRENT LIABILITIES .....................................     4,749            7,444

 LONG-TERM DEBT, less current maturities .......................    23,817            2,631

8% Redeemable preferred stock, $0.10 par value: Authorized
shares-5,000,  194 shares (2003) and 194 shares (2002) .........        --               --

 STOCKHOLDERS' EQUITY
       Common stock, $0.10 par - shares, Authorized 40,000
       Issued and outstanding 18,232 (2003), and 14,901 (2002)       1,824            1,491

       Additional paid-in capital ..............................    50,009           40,343

       Accumulated deficit .....................................  (36,031)         (33,507)

       Promissory note-officer .................................     (703)            (703)

       Treasury stock ..........................................   (2,565)          (2,537)

       Accumulated other comprehensive loss ....................      (10)             (19)
                                                                   -------          -------

 TOTAL STOCKHOLDERS' EQUITY ....................................    12,524            5,068
                                                                   -------          -------

       TOTAL LIABILITIES and STOCKHOLDERS' EQUITY ..............  $ 41,090         $ 15,143
                                                                   =======          =======


      See accompanying notes which are an integral part of these unaudited consolidated condensed financial statements

                       INNOVO GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                        (in thousands except per share data)
                                   (unaudited)


                                                Three Months Ended               Nine Months Ended
                                            08/30/03         08/31/02        08/30/03         08/31/02

NET REVENUES .............................   $ 21,906    $ 10,148              $ 45,834    $ 20,219

COST OF GOODS SOLD .......................     18,013       6,904                35,275      13,869
                                              -------     -------               -------     -------
       Gross profit ......................      3,893       3,244                10,559       6,350

OPERATING EXPENSES

       Selling, general and administrative      5,228       2,174                11,659       5,218

       Depreciation and amortization .....        723          62                   887         178
                                              -------     -------               -------     -------

                                                5,951       2,236                12,546       5,396

INCOME (LOSS) FROM OPERATIONS ............     (2,058)      1,008                (1,987)        954

INTEREST EXPENSE .........................       (403)       (164)                 (770)       (382)

OTHER INCOME .............................        197          95                   371         143

OTHER EXPENSE ............................        (24)         (7)                  (62)        (36)
                                              -------     -------               -------     -------

INCOME (LOSS) BEFORE INCOME TAXES ........     (2,288)        932                (2,448)        679

INCOME TAXES .............................         24         112                    76         148
                                              -------     -------               -------     -------

NET INCOME (LOSS) ........................   $ (2,312)   $    820              $ (2,524)   $    531
                                             ========    ========              ========    ========


NET INCOME (LOSS) PER SHARE:
       Basic .............................   $  (0.14)   $   0.06              $  (0.16)   $   0.04
       Diluted ...........................   $  (0.14)   $   0.05              $  (0.16)   $   0.03

WEIGHTED AVERAGE SHARES OUTSTANDING
       Basic .............................     17,076      14,854                15,646      14,858

       Diluted ...........................     17,076      15,630                15,646      15,274



      See accompanying notes which are an integral part of these unaudited consolidated condensed financial statements

About Innovo Group Inc.

Innovo Group Inc. through its subsidiaries Innovo Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, is a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets. The Company's craft products include canvas and denim totebags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, totebags, waist packs and handbags. The company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company currently produces products under licensing agreements for the Bongo(R), Fetish(R), Shago(R) and Hot Wheels(R) marks. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its Shago(R) and Fetish(R) products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003 will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group Inc.
Marc Crossman, 323-725-5572